Exhibit 5.1

November 2, 2016

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

Ladies and Gentlemen:

I am General Counsel of SandRidge Energy, Inc., a Delaware corporation (the “Company”), and have acted as such in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission on the date hereof. The Registration Statement relates to the registration of the offer and sale by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of 4,597,163 shares of the Company’s common stock, par value $0.001 per share (the “Common Shares”), issuable under the SandRidge Energy, Inc. 2016 Omnibus Incentive Plan (the “Plan”).

In connection with the opinion expressed herein, I have reviewed such corporate records, certificates and other documents and such questions of law as I have deemed necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals.

I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources I believe to be responsible.

Based upon the foregoing, I am of the opinion that the Common Shares have been duly authorized and that the Common Shares, when duly issued and sold in accordance with the terms of the Plan, will be validly issued, and the Common Shares will be fully paid and non-assessable.

The foregoing opinion is limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal securities laws of the United States of America. I do not express any opinion herein on the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my name under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Philip T. Warman

Philip T. Warman Senior Vice President, General Counsel and Corporate Secretary